Exhibit 99.1

Register.com First Quarter 2004 Earnings Results to be Announced Thursday, May 6th

2004 Annual Meeting of Stockholders to be Held Friday, May 7th

New York, March 11, 2004 - Register.com, Inc. (NASDAQ: RCOM), a leading provider of global domain name registration and Internet services, today announced that the Company will release its first quarter 2004 earnings results on Thursday, May 6th and hold its annual meeting of stockholders on Friday, May 7, 2004.

Register.com's financial results will be released at approximately 4:00 PM ET on May 6th and the Company will hold its quarterly earnings conference call at approximately 4:30 PM ET. The Company's 2004 annual meeting of stockholders will begin at approximately 11:00 AM ET on May 7th. The Board of Directors has set March 11, 2004 as the record date for the annual meeting.

Each event will be broadcast live from the Investor Relations section of Register.com's Web site, located at http://investor.register.com. An audio archive of the earnings conference call and the annual meeting will be accessible on the site, beginning two hours after each of the events' conclusion.

About Register.com
Register.com, Inc. (www.register.com) is a leading provider of global domain name registration and Internet services for businesses and consumers that wish to have a unique address and branded identity on the Internet. With over three million domain names under management, Register.com has built a brand based on quality domain name management services for small and medium sized businesses, large corporations, as well as ISPs, telcos and other online businesses. The company was founded in 1994 and is based in New York.

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Register.com Safe Harbor:
Statements in this announcement other than historical data and information constitute forward-looking statements, and involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. These potential risks and uncertainties include, among others, risks associated with Register.com's restructuring process and future business plan, including the risk that expected cost reductions and increased revenues may not be realized at all or in the intended time frame, uncertainty of future revenue and profitability from existing and acquired businesses, increasing competition across all segments of the domain name registration business, risks associated with high levels of credit card chargebacks and refunds, customer acceptance of new products and services offered in addition to, or as enhancements of, the Company's registration services, uncertainty of regulations related to the domain registration business and the Internet generally, the rate of growth of the Internet and domain name industry, risks associated with any extraordinary transactions the Company may pursue and other factors detailed in Register.com's filings with the Securities and Exchange Commission, including the quarterly report on Form 10-Q for the period ended September 30, 2003 currently on file.

Investor Relations Contact:
Stephanie Marks
212-798-9169
ir@register.com